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                                                               Exhibit 23.4
                       INDEPENDENT AUDITORS' CONSENT


         We consent to the use of our reports on the financial statements of NovaStar Financial, Inc. as of June 30, 1997 and December 31, 1996 and for the six months ended June 30, 1997 and the period from September 13, 1996 (inception) to December 31, 1996, and the consolidated financial statements of NFI Holding Corporation and subsidiary as of June 30, 1997 and for the period from February 6, 1997 (inception) to June 30, 1997, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus dated October 30, 1997.


KPMG Peat Marwick LLP
Kansas City, Missouri



January 26, 1998